EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) pertaining to the BP Direct Access Plan and related Prospectus of BP p.l.c. for the registration of 30,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2008, with respect to the group financial statements of BP p.l.c. and the effectiveness of internal control over financial reporting of BP p.l.c., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

November 18, 2008